EXHIBIT 99.1

China Recycling Energy Corp. Announces New 10-Year Energy Efficiency Build Operate Transfer
(“BOT”) Contract with Shenmu County Jiujiang Trading Co., Ltd.

-	$18.3 million top-line revenue to be recognized in Q3 2009
-	Additional $38.4 million in interest income to be recognized over the 10-year term on a monthly basis
-	Project is expected to decrease annual coal consumption by 52,000 tons, equivalent of 130,000 tons of CO2 emissions

XI'AN, China, November 2, 2009 /PRNewswire-Asia-FirstCall/ -- China Recycling Energy Corp. (OTC Bulletin Board: CREG) ('CREG' or 'the Company'), a fast-growing industrial waste-to-energy solutions provider in China, today announced that it has delivered to Shenmu County Jiujiang Trading Co., Ltd. (“Shenmu”) a set of 18-megawatt capacity power generating systems pursuant to a Cooperative Contract on Coke-oven Gas Power Generation Project and a Gas Supply Contract for Coke-oven Gas Power Generation Project. The 10-year Contracts provide that the Company will recycle waste gas from Shenmu’s 600,000 tons per year coke production line to generate power, which will then be sold back to Shenmu for use in production. Shenmu agrees to supply the coke-oven gas free of charge. Power generation and delivery of power begin in October 2009.

Under the Contracts, Shenmu will pay to the Company “energy-saving service fees” of approximately $473,000 per month for the life of the Contracts, as well as such additional amount as may result from the supply of power to Shenmu in excess of 10.80 million kilowatt hours per month at the rate of .30 yuan (approximately $.04) per kilowatt hour. The Company will subcontract a third party operator at a cost of approximately $438,000 per year.

The Company expects to treat the Contracts as a sale-type lease. Based on the accounting model CREG applies regarding sale-type leasing under US GAAP, the Company expects to recognize approximately $18.3 million in revenue at September 30, 2009 (the delivery date) with a related cost of goods sold of $14.1 million. After the inception of the lease, CREG anticipates that it will recognize a total amount of $38.4 million as interest income from this sale-type lease over the 10-year term, on a monthly accumulative basis as it receives the monthly installment payments from Shenmu.

The Company maintains the ownership of the project throughout the term of the Contracts, including the already completed investment, design, equipment, construction and installation as well as the operation and maintenance of the project. CREG agrees to pay to Shenmu 50,000 yuan (about $7,300) a year to use the land for the power station. At the end of the 10-year term, ownership of the systems transfers to Shenmu at no additional charge.

'This is CREG’s first project in the coking industry, one of the most energy intensive sectors in China.' said Mr. Guohua Ku, CEO of CREG. 'This project is expected to reduce annual coal consumption by 52,000 tons, equivalent of 130,000 tons of CO2 emissions. We are excited about the substantial growth in our Company as we take on ever larger projects with waste gas-to-energy solution.'

About China Recycling Energy Corp.

China Recycling Energy Corp. ('CREG' or 'the Company') is based in Xi'an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China.

For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain 'forward-looking statements' relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are 'forward-looking statements.' These forward-looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

In China:
Mr. Leo Wu
Investor Relations
China Recycling Energy Corp.
Email: tch@creg-cn.com

In USA:
Mr. Howard Gostfrand
American Capital Ventures, Inc.
Email: hg@amcapventures.com

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